CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Tax Exempt Income Fund:

We consent to the use of our report dated November 9, 2006, included in this Registration Statement, to the Putnam Tax Exempt Income Fund, and to the use of our report dated July 7, 2006, incorporated in this Registration Statement by reference, to Putnam Tax-Free Health Care Fund, and to the references to our firm under the captions “Representations and warranties of Acquiring Fund”, “Representations and warranties of Acquired Fund”, and “Conditions to Acquiring Fund’s Obligations” in Appendix A to the Prospectus, and “Independent Registered Public Accounting Firm and Financial Statements” in Appendix A to the Statement of Additional Information.

/s/ KPMG LLP
Boston, Massachusetts
May 22, 2007